SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: Opportunistic Credit Interval Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	650 Madison Ave., 23rd Floor
New York, New York 10022

TELEPHONE NUMBER:	(212) 891-5033

NAME AND ADDRESS OF AGENT FOR
SERVICE OF PROCESS:	THE CORPORATION TRUST COMPANY
Corporation Trust Center
1209 Orange St.
Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

[X] Yes	[ ] No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of New York and State of New York on this 25th day of February 2022.

OPPORTUNISTIC CREDIT INTERVAL FUND

By:	/s/Edward Goldthorpe
Edward Goldthorpe
Sole Trustee

Attest:

/s/ Jason Roos
Name: Jason Roos
Title: Chief Financial Officer